Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-214320) of Adient plc of our report dated June 25, 2026, relating to the 2025 financial statements and supplemental schedule of Bridgewater Interiors, LLC Savings and Investment (401k) Plan, which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

Troy, Michigan
June 25, 2026